UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 25, 2016

Date of Report

TAPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27239	45-4497941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 N. Laura Street, Suite 2500 Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

(206) 504-7278

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 25, 2016 the Company announced that Mr. Michael Loiacono, a financial advisor to the Company has been appointed as the Company’s Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer. In connection with Mr. Loiacono’s appointment he entered into an Employment Agreement (the “Employment Agreement”) with the Company. The Employment Agreement provides that Mr. Loiacono’s base salary will be $200,000 per year and he is eligible for an annual performance bonus of up to 50% of his base salary. The term of the Employment Agreement is for two years and will be automatically extended for an additional 12 months unless terminated by Mr. Loiacono or the Company.

In connection with the execution of Mr. Loiacono’s Employment Agreement he will be granted equity awards under the Company’s 2014 Omnibus Stock Ownership Plan consisting of stock options to purchase 650,000 shares of the Company’s common stock at an exercise price of $0.475 per share equal to the fair market value of the common stock on the day immediately preceding the execution of the Employment Agreement, with 75,008 shares vesting immediately and the remaining shares vesting in 36 equal monthly installments of 15,972 shares on the last day of each of the 36 months following the grant date.

Mr. Loiacono is subject to a covenant not to disclose our confidential information during his employment term and an assignment of intellectual property rights. Also, during his employment term and for a period of 12 months thereafter, Mr. Loiacono covenants not to compete with us and not to solicit any of our customers, vendors or employees. If Mr. Loiacono breaches any of these covenants, the Company will be entitled to injunctive relief.

If Mr. Loiacono’s employment is terminated by us for Cause (as defined in his employment agreement) or by Mr. Loiacono during the term of the agreement, he will be entitled to receive his (i) then-current annual base salary through the date of termination; (ii) any reimbursable expenses for which he has not yet been reimbursed as of the date of termination; and (iii) any other rights and vested benefits (if any) provided under employee benefit plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs (“Accrued Compensation”).

If Mr. Loiacono’s employment is terminated by us without “Cause” or by him for “Good Reason” (as defined in his employment agreement), subject to his execution of a release of claims against us, and in addition to the payment of the Accrued Compensation, the Company is obligated to make payments to Mr. Loiacono within 60 days after his termination date equal to six months of his annual base salary, as in effect at the termination date, plus any earned but unpaid bonus (the “Additional Severance Payments”).

The employment agreement also contains change of control provisions providing that if Mr. Loiacono’s employment with the Company is terminated by the Company without Cause or by him for Good Reason during the period of ninety (90) days following a Change in Control (as that term is defined below) of the Company, in lieu of the Additional Severance Payments described above, Mr. Loiacono will be entitled to receive a severance payment equal to the sum of (i) eight (8) months of his annual base salary, at the higher of the base salary rate in effect on the date of termination or the base salary rate in effect immediately before the effective date of the Change of Control, and (ii) his Performance Bonus for the year which includes the effective date of the Change in Control, payable at the target level of performance, which will be paid in a single lump sum after his execution and non-revocation of the Release. In addition, he will also receive in the same payment the amount of any performance bonus that, as of the date of termination, has been earned by Mr. Loiacono but has not yet been paid by the Company. If Mr. Loiacono holds any stock options or other stock awards granted under the Company’s 2014 Omnibus Stock Ownership Plan which are not fully vested at the time his employment with the Company is terminated by the Company without Cause during the period of ninety (90) days following a Change in Control, such equity awards shall become fully vested as of the termination date. For purposes of the employment agreement, the term “Change in Control” means a transaction or series of transactions which constitutes a sale of control of the Company, a change in effective control of the Company, or a sale of all or substantially all of the assets of the Company, or a transaction which qualifies as a “change in ownership” or “change in effective control” of the Company or a “change in ownership of substantially all of the assets” of the Company under the standards set forth in Treasury Regulation section 1.409A-3(i)(5).

Mr. Loiacono’s employment agreement also provides that each of the payments and benefits under the agreement are subject to compliance with Section 409A of the Code and it includes time of payment language intended to comply with Section 409A requirements.

The foregoing summary is qualified in its entirety by the specific terms of the Employment Agreement attached as Exhibit 10.1 to this Form 8-K which is incorporated herein by reference.

The Company issued a press release on August 25, 2016 regarding the effective appointment of Mr. Loiacono as the Company’s Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

The information provided under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between TapImmune Inc. and Michel Loiacono dated as of August 25, 2016.

99.1	Press release issued on August 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAPIMMUNE INC.

Date: August 25, 2016	By:	/s/ Glynn Wilson
	Name:	Glynn Wilson
	Title:	Chairman and CEO